Employment Agreement

This employment agreement (the "Agreement") is made and entered into as of June 29, 2005 by and between Edgewater Foods International, Inc., a Nevada corporation (the "Company") and Robert Saunders (the "Employee").

Recitals

A.

 The Company desires to employ the Employee from the date set forth above (the "Effective Date") until expiration of the term of this Agreement, and Employee is willing to be employed by the Company during that period, on the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual covenants and promises of the parties, the Company and the Employee covenant and agree as follows:

1.    Duties

During the term of this Agreement, Employee will be employed by the Company to serve as the President of the Company and, upon completion of the Company’s proposed business combination with a company publicly traded on a United States market or exchange, as the Chairman of the Board of Directors of the combined entity post-transaction, together with continued duties as President of the combined entity.  All references hereinafter to the “Company” shall refer either to the Company prior to the proposed business combination or to the combined entity following the proposed business combination, as the context dictates.  All terms of this Agreement shall remain and be fully binding on the parties following completion of the proposed business combination.

The Employee will devote such amount of his/her business time to the conduct of the business of the Company as may be reasonably required to effectively discharge Employee's duties under this Agreement and, subject to the supervision and direction of the Company's Board of Directors (the "Board").  As President, Employee shall be principally responsible for the oversight and implementation of the Company’s proprietary technologies involved in the farming of scallops, black cod and other species developed and marketed by the Company.    Unless the parties agree otherwise in writing, during the term of this Agreement, Employee will perform the services contemplated by this Agreement at the Company’s facilities located on and around Vancouver Island, British Columbia, Canada with its principle offices at 5552 West Island Highway, Qualicum Beach, British Columbia, Canada, V9K 2C8; provided, however, that Company may, from time to time, require Employee to travel to other locations on the Company's business.  Notwithstanding the foregoing, nothing in this Agreement is to be construed as prohibiting Employee from continuing to serve as a director of other entities whether or not for profit, so long as his service as such does not substantially prevent or prohibit Employee from effectively discharging his duties hereunder, such positions are not competitive or conflicting with the interests of the Company and such positions are disclosed to the Board.

2.    Term of Employment

2.1

Definitions

For purposes of this Agreement the following terms have the following meanings:

(a)

 "Termination for Cause" means termination by Company of Employee's  employment (i) by reason of Employee's willful dishonesty towards, fraud upon, or deliberate  injury or attempted injury to, the Company, (ii) by reason of Employee's gross negligence or intentional misconduct with respect to the performance of Employee's duties under this Agreement or (iii) by reason of Employee's material breach of this  Agreement; provided, however, that no such termination under subsection (iii) above will be deemed to be a Termination for Cause unless the Company has provided  Employee with written notice of what it reasonably believes are the grounds for any Termination  for Cause and Employee fails to take appropriate remedial actions during the thirty day period following receipt of such written notice.

(b)

 "Termination Other than For Cause" means termination by the Company of Employee’s employment by the Company for reasons other than those that constitute Termination for Cause.

(c)

 "Voluntary Termination" means termination by the Employee of the Employee’s employment with the Company, excluding termination by reason of Employee's death or disability as described in Sections 2.5 and 2.6.

2.2   Basic Term

The term of employment of Employee by the Company will commence on the Effective Date and will extend through the period ending on June 26, 2008 (the  "Termination Date").   Company and Employee may extend the term of this Agreement by mutual written agreement.

2.3   Termination for Cause

Termination for Cause may be effected by the Company at any time during the term of this Agreement and may be effected by written notification to Employee.  Notwithstanding the foregoing no Termination for Cause based on Employee’s material breach of this Agreement (Section 2.1(a)(iii)) will be effective unless Employee has been provided with the prior written notice and opportunity  for remedial action described in Section 2.1.  Upon Termination for Cause, Employee is to be immediately paid all accrued salary, incentive compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan), and accrued vacation pay, all to the date of termination.   In the event of a Termination for Cause, Employee will not be entitled to any severance compensation.

2.4   Termination Other Than for Cause

Notwithstanding anything else in this Agreement, the Board of Directors may effect a Termination Other Than for Cause at any time upon giving written notice to Employee of such Termination Other Than for Cause.  Such Termination shall be effective upon issuance of the written notice.  Upon any Termination Other Than for Cause, Employee will immediately be paid all accrued salary, all incentive compensation to the extent earned, severance compensation as provided in Section 4, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance  with the applicable plan), and accrued vacation pay, all to the date of termination.

2.5   Termination Due to Disability

In the event that, during the term of this Agreement, Employee should, in the reasonable judgment of the Board, fail to perform Employee's duties under this Agreement because of illness or physical or mental incapacity ("Disability"), and such Disability continues for a period of more than six (6) consecutive months, Company will have the right to terminate Employee's employment under this Agreement by written notification to Employee and payment to Employee of all accrued salary and incentive compensation to the extent earned, severance compensation as provided in Section 4, vested  deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in  accordance with the applicable plan), and all accrued vacation pay, all to the date of termination.  Any determination by the Board with respect to Employee's Disability must be based on a determination of competent medical authority or authorities, a copy of which determination must be delivered to the Employee at the time it is delivered to the Board.  In the event the Employee disagrees with the determination described in the previous sentence, Employee will have the right to submit to the Board a determination by a competent medical authority or authorities of Employee's own choosing to the effect that the aforesaid determination is incorrect and that Employee is capable of performing Employee's duties under this Agreement.  If, upon receipt of such determination, the Board wishes to continue to seek to terminate this Agreement under the provisions of this section, the parties will submit the issue of Employee’s Disability to arbitration in accordance with the provisions of this Agreement.

2.6   Death

In the event of Employee's death during the term of this Agreement, Employee's employment is to be deemed to have terminated as of the last day of the month during which Employee's death occurred, and Company will pay to Employee's estate accrued salary, incentive compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan), and accrued vacation pay, all to the date of termination.

2.7   Voluntary Termination

In the event of a Voluntary Termination, the Company will immediately pay to Employee all accrued salary, all incentive compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan), and accrued vacation pay, all to the date of termination, but Employee will not be paid any severance compensation.

3.    Salary, Benefits and Other Compensation

3.1   Base Salary

(a) As payment for the services to be rendered by Employee as President and subject to the terms and conditions of Section 2, Company agrees to pay to Employee a "Base Salary," payable in equal monthly installments.  The Base Salary payable to Employee under this Section will be U.S. $60,000 per annum.

(b) As payment for the services to be rendered by Employee as Chairman of the Board of Directors of the combined entity, following the proposed business combination, Employee shall receive $10,000 per month for the first twelve months following the receipt of at least U.S. $5,000,000 in outside funding by the Company, and, thereafter, $20,000 per month, provided the Company has achieved at gross revenues of at least U.S. $20,000,000 per annum in its most recent fiscal year and continuing as long as the Company continues to achieve gross revenues of at least U.S. $20,000,000 for each successive fiscal year during the term of this Agreement.  Notwithstanding the foregoing, in the event that the Company fails to achieve U.S. $20,000,000 in a successive fiscal year, Employee’s compensation as Chairman shall be reduced to U.S. $10,000 per month but Employee shall not be required to return any compensation received in any interim period preceding a reduction in gross revenues below U.S. $20,000,000 per annum.

(c) The payment of Base Salary hereunder shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay the Employee’s Base Salary hereunder.  The Board, at any time and from time to time, may increase (but not reduce) the Base Salary payable under this Agreement, and increase in the Base Salary shall become effective at the time indicated by the Board without the need for an amendment to this Agreement.

3.2   Incentive & Bonus Plans

During the term of his employment under this Agreement, at the Board’s discretion, the Employee will also be eligible to participate in all bonus and incentive plans established by the Board. The Company shall grant the Employee a signing bonus of $150,000 to be paid up the closing at least $3,500,000 in third party financing.

3.3   Benefit Plans

During the term of Employee's employment under this Agreement, the Employee is to be eligible to participate in all employee benefit plans to the extent maintained by the Company, including (without limitation) any life, disability, health, accident and other insurance programs, paid vacations, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determinations of any committee administering such plan or program.  On termination of the Employee for any reason, the Employee will retain all of Employee's rights to benefits that have vested under such plan, but the Employee's rights to participate in those plans will cease on the Employee’s termination unless the termination is a Termination Other Than for Cause, in which case Employee’s rights of participation will continue for a period of six months following Employee’s termination.

3.4

Withholding of Taxes

The Employee understands that the services to be rendered by Employee under this Agreement will cause the Employee to recognize taxable income, which is considered under the Internal Revenue Code of 1986, as amended, and applicable regulations thereunder, as compensation income subject to the withholding of income tax (and Social Security or other employment taxes).  The Employee hereby consents to the withholding of such taxes as are required by the Company.

3.6  Vacation

During the term of this Agreement, Employee will be entitled to five weeks paid vacation time per year.  To the extent that Employee does not use the full five weeks of vacation time in any given year, Employee may accrue and carry forward such unused time up to a maximum accrual of six weeks.

3.7   Expenses

During the term of this Agreement, Company will reimburse Employee for Employee's reasonable out-of-pocket expenses incurred in connection with Company's business, including travel expenses, food, and lodging while away from home, subject to such policies as Company may from time to time reasonably establish for its employees.

4.    Severance Compensation; Lock Up

4.1

Termination Other Than for Cause; Payment in Lieu of Notice

In the event Employee's employment is terminated in a Termination Other Than for Cause, Employee will be paid as severance pay Employee's Base Salary, as defined in Section 3.1, for the period commencing on the date that Employee’s employment is terminated and ending on the later of the end of Employee’s term of employment or the date which is one year from the date of termination.

4.2   Termination for Disability

In the event Employee's employment is terminated because of Employee's disability pursuant to Section 2.5, Employee will be paid as severance pay Employee's Base Salary, as defined in Section 3.1, for the period commencing on the date that Employee's employment is terminated and ending on the later of the end of Employee’s term of employment or the date which is one year from the date of termination.

4.3

Change in Control

In the event that Employee’s employment is terminated because of a change in control (as defined herein) of the Company prior to the Termination Date, Employee will be paid as severance pay Employee's Base Salary, as defined in Section 3.1, for the period commencing on the date that Employee's employment is terminated and ending on the later of the end of Employee’s term of employment or the date which is three months from the date of termination.  For purposes of this Agreement, a “change in control” shall be defined as the sale of more than fifty (50%) of the Company’s outstanding capital stock or a merger (or similar transaction) in which the Company is not the surviving entity or following which the Company’s shareholders immediately prior to such transaction no longer control a majority of the Company’s voting stock, other than in connection with the proposed business combination with a U.S. publicly traded company discussed herein or with regard to an underwritten public offering of the Company’s securities.

4.4   Other Termination

In the event of a Voluntary Termination, Termination for Cause or Death, Employee or Employee's estate will not be entitled to any severance pay.

4.5  Lock Up

(a) In the event of a Termination for Cause, Employee agrees that any shares (common or preferred) of the Company or the combined entity, as applicable, which he owns at the time of such termination, will be locked up for a period of two years from the date of such Termination for Cause and that he will not be able to sell, transfer, encumber or otherwise effect any transaction with regard to his shares except in the case of a private transfer where the transferee agrees to be bound by the terms of this Section 4.5(a).  Furthermore, the Employee hereby agrees and consents to the entry of stop transfer instructions with the Company's transfer agent against the transfer of the shares held by the Employee except in compliance with this Section 4.5(a).   The Company may imprint a legend to this effect on the shares of the Company’s stock issued to Employee.

(b) In the event of a Termination other than for Cause, including a Voluntary Termination, Termination due to Disability or Death, Employee or Employee’s estate agrees to sell, in each calendar month during the two-year period beginning on the 90th day after the Closing Date, not more than 1/24 of the aggregate number of shares of the Company’s stock owned by the Employee or his estate on the date of such termination; provided, however, that the number of such shares that can be sold shall be cumulative and shall begin to accumulate on the day following such Termination.

(c) The Company may imprint a legend regarding the provisions of this Section 4.5 on the shares of the Company’s stock issued to Employee.

5.    Confidentiality and Noncompetition

5.1   Confidentiality

Because of Employee's employment by the Company, Employee will have access to trade secrets and confidential information about the Company, its products, its customers, and its methods of doing business (the "Confidential Information").  During and after the termination of Employee's employment by the Company, Employee may not directly or indirectly disclose or use any such Confidential Information; provided, that Employee will not incur any liability for disclosure of information which (a) is required in the course of Employee's employment by the Company, (b) was permitted in writing by the Board or (c) is within the public domain or comes within the public domain without any breach of this Agreement.

5.2   Noncompetition

In consideration of Employee's access to the Confidential Information, Employee agrees that for a period of one year (1) year after termination of Employee's employment, Employee will not, directly or indirectly, use such Confidential Information to compete with the business of the Company, as the business of the Company may then be constituted, within any state, region or  locality in which the Company is then doing business or marketing its products.  Employee understands and agrees that direct competition means development, production, promotion, or sale of products or services competitive with those of Company.  Indirect competition means employment by any competitor or third party providing products competing with Company's products, for which Employee will perform the same or similar function as he performs for Company.  In addition, for a period of six (6) months after termination of Employee's employment, Employee will not induce or attempt to induce any employee of the Company to discontinue his or her employment with the Company for the purpose of becoming employed by any competitor of Company, nor will Employee initiate discussions, negotiations or contacts with persons known by Employee to be a customer or supplier of the Company at the time of Employee's termination of employment for the purpose of competing with the  Company.  Notwithstanding anything to the contrary contained in the Agreement, the provisions of this Section 5.2 will not be applicable in the event of any Termination Other Than for Cause with respect to Employee.

6.    Miscellaneous

6.1   Waiver

The waiver of any breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of the same or other provision of this Agreement.

6.2   Entire Agreement; Modification

Except as otherwise provided in the Agreement, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses,  reimbursements, or other payments to Employee from Company.  All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

6.3   Notice

All notices and other communications under this Agreement must be in writing and must be given by personal delivery, telecopier or telegram, or first class mail, certified or registered with return receipt requested, and will be deemed to have been duly given upon receipt if personally delivered, three (3) days after mailing, if mailed, or twenty-four (24) hours after transmission, if delivered by telecopies or telegram, to the respective persons named below:

If to Company:

Edgewater Foods International, Inc.

400 Professional Drive, Suite 310

Gaithersburg, MD 20879

Attn:

Michael Boswell

with a copy to:

Louis Taubman, Esq.

Law Offices of Louis E. Taubman, PC

225 Broadway, Suite 1200

New York, NY 10007

Telecopier: (212) 202-6380

Telephone: (212) 732-7184

If to Employee:

Robert Saunders

5552 West Island Hwy

Qualicum Beach

British Columbia, Canada V9K 2C8

Any party may change such party's address for notices by notice duly given pursuant to this Section.

6.4   Headings

The Section headings of this Agreement are intended for reference and may not by themselves determine the construction or interpretation of this Agreement.

6.5   Governing Law

This Agreement is to be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts entered into and wholly to be performed within the State of Nevada by Nevada residents.  Any controversy or claim arising out of or relating to this Agreement, or breach of this Agreement (except for any controversy or claim with respect to Section 5, which may be submitted, at the option of the Company, to any court of competent jurisdiction located within Las Vegas, Nevada) is to be settled by arbitration in Las Vegas, Nevada in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction.  There must be three arbitrators, one to be chosen directly by each party at will, and the third arbitrator to be selected by the two arbitrators so chosen.  Each party will pay the fees of the arbitrator he or she selects and his or her own attorneys, and the expenses of his or her witnesses and all other expenses connected with presenting his or her case.  Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, administrative fees, the fee of the third arbitrator, and all other fees and costs, will be borne equally by the parties.

6.6   Survival of Company's Obligations

This Agreement will be binding on, and inure to the benefit of, the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as expressly provided in this Agreement, this Agreement may not be assigned either by Company or by Employee.   Notwithstanding the foregoing, it is the intent of the parties that this Agreement shall be assigned by the Company to the combined entity following the Company’s proposed business combination with U.S. publicly traded company and Employee agrees that such assignment may be made by the Company without further approval of Employee as long as the combined entity adopts this Agreement in its entirety without modification to any material terms.

6.7   Counterparts

This Agreement may be executed in one or more counterparts, all of which taken together will constitute one and the same Agreement.

6.8   Enforcement

If any portion of this Agreement is determined to be invalid or unenforceable, that portion of this Agreement will be adjusted, rather than voided, to achieve the intent of the parties under this Agreement.

6.9   Indemnification

The Company agrees that it will indemnify and hold the Employee harmless to the fullest extent permitted by applicable law from and against any loss, cost, expense or liability resulting from or by reason of the fact of the Employee's employment hereunder, whether as an officer, employee, agent, fiduciary, director or other official of the Company, except to the extent of any expenses, costs, judgments, fines or settlement amounts which result from conduct which is determined by a court of competent jurisdiction to  be knowingly fraudulent or deliberately dishonest or to constitute some other type of willful misconduct.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Edgewater Foods International, Inc.

By________________________________

Michael Boswell,

President

EMPLOYEE

___________________________________________

Robert Saunders